January 6, 2025

Mark Scucchi
Chief Financial Officer
RANGE RESOURCES CORP
100 Throckmorton Street Suite 1200
Fort Worth, Texas 76102

       Re: RANGE RESOURCES CORP
           Form 10-K for Fiscal Year Ended December 31, 2023
           Filed February 21, 2024
           File No. 001-12209
Dear Mark Scucchi:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Energy &
Transportation
cc:   David Goldberg